Exhibit 10.21
ADEZA BIOMEDICAL CORPORATION
AMENDED AND RESTATED
MANAGEMENT CONTINUITY AGREEMENT
     This Amended and Restated Management Continuity Agreement (the “Agreement”) is dated as of January 12, 2007, by and between Mark Fischer-Colbrie (“Employee”) and Adeza Biomedical Corporation., a Delaware corporation (the “Company” or “Adeza”). This Agreement amends sections 2(b)(i) – (iv) and section 5(a) of the Management Continuity Agreement entered into by and between Employee and the Company on October 21, 2004. This Agreement is intended to provide Employee with certain benefits described herein upon the occurrence of specific events.
RECITALS
     A. It is expected that another company may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors. The Board of Directors recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.
     B. The Company’s Board of Directors believes it is in the best interests of the Company and its stockholders to retain Employee and provide incentives to Employee to continue in the service of the Company.
     C. The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of Employee’s employment, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain with the Company, notwithstanding the possibility of a Change of Control.
     D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.
     Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:
     1. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, award or compensation other than as provided in this Agreement. The terms of this Agreement shall terminate upon the earlier of (i) the date on which Employee ceases to be employed as an executive corporate officer of the Company, other than as a result of an involuntary termination by the Company without Cause (as defined below) or Employee’s resignation for Good Reason (as defined below); or (ii) the date that all obligations of the parties hereunder have been satisfied. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement. The rights and duties created by this Section 1 may not be modified in any way except by a written agreement executed by an officer of the Company upon direction from the Board of Directors.
     2. Benefits Upon a Change of Control; Termination of Employment.
          (a) Treatment of Stock Options and Other Equity Awards Upon a Change of Control. In the event of a Change of Control and regardless of whether Employee’s employment with the Company is terminated in connection with the Change in Control, the vesting of each stock option and other equity award to purchase the Company’s Common Stock granted to Employee over the course of his employment with the Company and held by Employee on the effective date of a Change of Control shall accelerate such that 50% of the aggregate number of unvested option shares and other equity awards shall become immediately vested immediately prior to the effective date of the Change of Control, with the vesting acceleration applied with respect to each outstanding option or equity award in the order in which the award was granted. Each such option and equity award shall be exercisable in accordance with the provisions of the agreement and plan pursuant to which such option or award was granted.
          (b) Termination Following a Change of Control. In the event that Employee’s employment is terminated as a result of an involuntary termination other than for Cause or if Employee resigns for Good Reason at any time within 12 months following the effective date of a Change of Control, then Employee will be entitled to receive severance benefits as follows: (i) severance payments during the period from the date of Employee’s termination until the date 18 months after the effective date of the termination (the “Severance Period”) equal to the base salary which Employee was receiving immediately prior to the Change of Control, which payments shall be paid during the Severance Period in accordance with the Company’s standard payroll practices, (ii) a lump sum payment as soon as practicable after the date of termination of employment equal to 150% of the bonus payment made to Employee for the Company’s fiscal year prior to the Company’s fiscal year in which the termination occurs, (iii) a lump sum payment as soon as practicable after the date of termination of employment equal to a pro-rata portion of the bonus payment made to Employee for the Company’s fiscal year prior to the Company’s fiscal year in which the termination occurs based on the number of completed months of Employee’s employment during such fiscal year; (iv) continuation of the health insurance benefits provided to Employee immediately prior to the Change of Control at Company expense pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earlier of the end of the Severance Period or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law; (v) each stock option and equity award to purchase the Company’s Common Stock granted to Employee over the course of his employment with the Company and held by Employee on the date of termination of employment shall become immediately vested as to 100% of the then unvested option shares; and (vi) each equity award granted on or after July 23, 2004, shall remain exercisable for a period of eighteen (18) months following Employee’s termination date (but not later than the expiration date of an award as set forth in the applicable award agreement). Each such option and equity award shall otherwise be exercisable in accordance with the provisions of the agreement and plan pursuant to which such option or award was granted. In addition, Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment.
          (c) Termination Not Following a Change of Control. In the event that Employee’s employment is terminated as a result of an involuntary termination other than for Cause or if Employee resigns for Good Reason at any time prior to or more than 12 months following the effective date of a Change of Control, then Employee will be entitled to receive severance benefits as follows: (i) severance payments during the period from the date of Employee’s termination until the date 6 months after the effective date of the termination (the “Benefit Period”) equal to the base salary which Employee was receiving immediately prior to the Change of Control, which payments shall be paid during the Benefit Period in accordance with the Company’s standard payroll practices, (ii) a lump sum payment as soon as practicable after the date of termination of employment equal to 25% of the bonus paid to Employee for the Company’s fiscal year prior to the Company’s fiscal year in which the termination occurs, (iii) continuation of the health insurance benefits provided to Employee immediately prior to the Change of Control at Company expense pursuant to COBRA or other applicable law through the earlier of the end of the Benefit Period or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law; and (iv) each stock option and equity award to purchase the Company’s Common Stock granted to Employee over the course of his employment with the Company and held by Employee on the date of termination of employment shall become immediately vested on such date as to that number of shares that would have vested in accordance with the terms of such option or equity award as of the date 12 months after the date of termination of employment (assuming that Employee had remained an employee of the Company for 12 months after the date of termination of employment) and each such option and equity award shall be exercisable in accordance with the provisions of the agreement and plan pursuant to which such option or award was granted, provided however that the vested shares underlying an equity award granted on or after July 23, 2004, shall remain exercisable for a period of eighteen (18) months following Employee’s termination date (but not later than the expiration date of the award as set forth in the applicable award agreement). In addition, Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment.

          (d) Termination for Cause. If Employee’s employment is terminated for Cause at any time, then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment and Employee’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.
          (e) Voluntary Resignation other than for Good Reason. If Employee voluntarily resigns from the Company for any reason other than Good Reason, then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment and Employee’s benefits will be continued under the terms of the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.
     3. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:
               (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities without the approval of the Board;
               (ii) Merger/Sale of Assets. A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
               (iii) Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of August 1, 2004 or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but an Incumbent Director shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).
          (b) Cause. “Cause” for termination of Employee’s employment will exist if Employee is terminated by the Company, for any of the following reasons, as determined in good faith by the Company: (i) Employee’s gross negligence or willful failure substantially to perform his duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Employee’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Employee of any proprietary information or trade secrets of the Company or any other party to whom the Employee owes an obligation of nondisclosure as a result of his relationship with the Company; or (iv) Employee’s willful breach of any of his obligations under any written agreement or covenant with the Company.
          (c) Good Reason. “Good Reason” for Employee’s resignation of his employment will exist if Employee tenders his resignation to the Company with 30 days prior written notice to the Company within 120 days of the occurrence of any of the following events: (i) a material reduction in the Employee’s job responsibilities, as of immediately prior to the Change of Control for purposes of Section 2(b) above and as of immediately prior to the termination date for purposes of Section 2(c) above; (ii) relocation by the Company of the Employee’s work site which has the effect of increasing Employee’s then-current commute by more than 50 miles; (iii) any reduction in Employee’s then-current base salary and/or target bonus (other than in connection with a general decrease in the base salaries and target bonus for all other executives of the Company); (iv) a material reduction in Employee’s benefits (other than a general decrease in the benefit programs offered to all other executives of the Company); or (v) the Company’s failure to obtain agreement from any acquiror or successor to assume the Company’s obligations under this Agreement.
     4. Parachute Payments. In the event that the severance and other benefits provided for in this Agreement to Employee (the “Benefit”), determined without regard to any additional payment required under this section 4, would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount sufficient to reimburse Employee for both (A) such Excise Tax, and (B) the income, excise, employment and any other taxes imposed on the Gross Up Payment provided under this Section 4. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and to Employee within fifteen (15) calendar days after the date on which Employee’s right to the Benefit is triggered (if requested at that time by the Company or by Employee) or such other time as requested by the Company or by Employee. If the accounting firm determines that no Excise Tax is payable with respect to the Benefit, it shall furnish the Company and Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Benefit. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.
          5. Limitations and Conditions on Benefits
     (a) Income and Employment Taxes. Employees agrees that he shall be responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder, that his receipt of any benefit hereunder is conditioned on his satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment, he is a “specified employee” as defined in Code Section 409A, and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation subject to Code Section 409A, no such payment or benefit will be provided under the Agreement until the earliest of (A) the date which is six (6) months after Employee’s “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of Employee’s death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code), or (C) the effective date of a “change in the ownership or effective control” or a “change in ownership of a substantial portion of the assets” of the Company (as such terms are used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 5(a) shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of the Agreement would cause Employee to incur any penalty tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable in accordance with the original intent of the applicable provision without violating the provisions of Code Section 409A, including without limitation to limit payment or distribution of any amount of benefit hereunder in connection with a change of control to a transaction meeting the definitions referred to in clause (C) above, or in connection with a disability as referred to in (B) above.
     (b) Release Prior to Receipt of Benefits. Prior to the receipt of any benefits under this Agreement, Employee shall execute a release of claims agreement (the “Release”) in the form provided by the Company. Such Release shall specifically relate to all of Employee’s rights and claims in existence at the time of such execution and shall confirm Employee’s obligations under the Company’s standard form of proprietary information agreement.
     6. Conflicts. Employee represents that his performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that he is entering into or has entered into an employment relationship with the Company of his own free will and that he has not been solicited as an employee in any way by the Company.

     7. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     8. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
     9. Miscellaneous Provisions.
          (a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.
          (e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.
          (f) Arbitration. Employee and the Company agree to attempt to settle any disputes arising in connection with this Agreement through good faith consultation. In the event that Employee and the Company are not able to resolve any such disputes within fifteen (15) days after notification in writing to the other, Employee and the Company agree that any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Santa Clara County, California in accordance with the rules of the American Arbitration Association by one arbitrator mutually agreed upon by the parties. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Except as set forth in Subparagraph (e) above, the arbitrator shall not have authority to modify the terms of this Agreement. The Company shall pay the costs of the arbitration proceeding. Each party shall, unless otherwise determined by the arbitrator, bear its or his own attorneys’ fees and expenses, provided however that if Employee prevails in an arbitration proceeding, the Company shall reimburse Employee for his reasonable attorneys’ fees and costs. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Company and Employee may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.
          (g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with the execution of this Agreement.
          (h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 10(h) shall be void.
          (i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.
          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
     The parties have executed this Agreement on the date first written above.

ADEZA BIOMEDICAL CORPORATION.

By:	/s/ Emory V. Anderson

Title:	President and CEO

Address: 1240 Elko Drive
Sunnyvale, California 94089

MARK FISCHER-COLBRIE

Signature:	/s/ Mark D. Fischer-Colbrie

Address: 1240 Elko Drive
Sunnyvale, California 94089